                                                                   EXHIBIT 10.41


                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                              RAMCO/SHENANDOAH LLC


         THIS LIMITED LIABILITY COMPANY AGREEMENT is made and entered into as of the ____ day of November, 2001, by and between (i) RAMCO-GERSHENSON PROPERTIES, L.P., a Delaware limited partnership, with offices located at 27600 Northwestern Highway, Suite 200, Southfield, Michigan 48034 ("Ramco") and (ii) TOWN REALTY CO., LLC, a New York limited liability company, with offices located at 3330 Park Avenue, Wantagh, New York 11973, Attn: Milton Pashcow or Alan Pashcow ("Investor"). All capitalized terms used in this Agreement are defined in
Article X of this Agreement.

                                R E C I T A L S:

         A. Ramco and Investor desire to form a limited liability company (the "Company") under the Delaware Limited Liability Company Act, Delaware Code Annotated, Title 18, ss.ss.101 to 1107 (the "Act") for the purposes and term set forth in this Agreement.

         B. Ramco and Investor desire to evidence their agreements with respect to the Company by entering into this Agreement.

         Accordingly, the parties agree as follows:

                                   ARTICLE 1

                           FORMATION, NAME, PURPOSES,
                      PRINCIPAL OFFICE, TERM OF THE COMPANY
                               AND RELATED MATTERS

         1.01 FORMATION

         As soon as practicable after the date hereof, the Members shall execute a Certificate of Formation with respect to the Company (the "Certificate"), and Ramco shall immediately thereafter cause the Certificate to be filed with the office of the Secretary of State for the State of Delaware. The Company shall be formed on the date the Certificate is filed with the office of the Secretary of State for the State of Delaware ("Formation Date"). The relationship of the Members, with respect to the Company, shall be governed by this Agreement.

         1.02 NAME

         The name of the Company shall be Ramco/Shenandoah LLC. The Company may also conduct its business under such assumed name or names as shall be selected by both Ramco and Investor at any time and from time to time.

         1.03 PURPOSES

         a. The Company is being formed, and the purposes of the Company are, to
(i) acquire certain property in the City of Davie, Broward County, Florida, described on Schedule 1 attached hereto and made a part hereof, upon which property is located a certain shopping center commonly known as "Shenandoah Shopping Center" (the "Project"); (ii) acquire certain property adjacent to the Project to be identified at later date if deemed appropriate by Manager, (iii) own, manage, operate, lease, sell, finance, refinance, develop, redevelop and dispose of the Project and such additional property, if any, including leasing and selling all or portions of the Project and such additional property (hereinafter the term "Project" shall include such additional property, if and when acquired); and (iv) engage in any and all activities related or incidental to the foregoing.

         b. The Company shall have all the powers necessary or appropriate for the accomplishment of the Company's purposes.

         1.04 PRINCIPAL OFFICE, REGISTERED OFFICES AND RESIDENT AGENT

         a. The principal office of the Company shall be located at 27600 Northwestern Highway, Suite 200, Southfield, Michigan 48034. The Company shall have an office at such other address(es) as may be designated from time to time by Ramco, including such offices as may be required by each jurisdiction in which the Company transacts business, or expects to transact business. The address of the office of the Company in the State of Delaware required to be maintained pursuant to the Act is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, or such other address as may be designated from time to time by Ramco.

         b. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, whose address is Corporation Trust Center 1209 Orange Street, Wilmington, Delaware 19801, or such other agent and address as may be designated from time to time by Ramco. In addition, Ramco shall appoint such other registered agents for service of process on the Company, as may be required by those jurisdictions in which the Company transacts business, or expects to transact business.

         1.05 TERM

         a. The term of the Company shall commence on the Formation Date.

         b. The term of the Company shall end and the Company shall dissolve on December 31, 2051 (the "Termination Date"); however, if any of the following events shall occur prior to the Termination Date, the Company shall dissolve on the first to occur of such events:

                  (1) The sale or other disposition of all or substantially all the assets of the Company and the satisfaction of all purchase money debt, if any, retained by the Company in connection with such sale or other disposition;

                  (2) The decision of Ramco and Investor to terminate the Company; or

                  (3) Any other event which, under this Agreement or the Act, results in the dissolution of the Company.

         1.06 TREATMENT OF THE COMPANY

         The Members agree to continue the Company as a limited liability company under and pursuant to the Act. The Members specifically intend and agree that the Company not be a partnership (including, a limited partnership) or any other venture, but a limited liability company under and pursuant to the Act. No Member shall be construed to be a partner in the Company or a partner of any entity or Member. The Certificate and this Agreement and the relationships created thereby and arising therefrom shall not be construed to suggest otherwise. Notwithstanding the foregoing, the Members intend that the Company be treated as a partnership for federal income tax purposes.

         1.07 SPE PROVISIONS

         If required by the lender in connection with the first mortgage financing of the Project, the Manager is hereby authorized to amend this Agreement (and the Certificate, if applicable) to include such single purpose entity or "SPE" provisions as are typically required in a conduit lending framework.

                                    ARTICLE 2

                           CAPITAL AND RELATED MATTERS

         2.01 INITIAL CAPITAL CONTRIBUTIONS

         Following the execution of this Agreement but in no event later than the date such monies are required in order to consummate the acquisition of the Project, each Member shall initially contribute to the capital of the Company cash in an amount equal to the Applicable Percentage set forth opposite its respective name in column (3) on Exhibit A attached hereto multiplied by (a) the total cash purchase price to be paid by the Company to acquire the Project, (b) the acquisition fee and Ramco's associated costs and expenses as described in
Section 4.16 below, and (c) any other costs incurred by or on behalf of the Company in connection with the Project acquisition. When such amounts are known, they shall be entered in column (2) on Exhibit A attached hereto next to the respective Member's names. Investor acknowledges that it has received notice that its initial capital contribution is due by November 12, 2001.

         2.02 ADDITIONAL CAPITAL CONTRIBUTIONS

         a. If, at any time and from time to time, during the term of the Company, the Manager determines that the Company needs additional funds to accomplish any of the purposes of the Company, including, but not limited to, capital improvements, tenant improvements, operating deficits, brokerage commissions to be paid and debt service obligations to be met, or acquisition of any additional property as provided in Section 1.03 a. hereof, the Manager shall so inform the Investment Committee, whereupon the Investment Committee may decide to send a Capital Call Notice (as hereinafter defined) to the Members pursuant to the provisions of Section 2.02 b. hereof. If the Investment Committee sends such Capital Call Notice, the Members shall be required to make such additional capital contributions hereunder pursuant to the provisions of such Capital Call Notice. Nothing in this Section 2.02 a. shall be construed as prohibiting the Investment Committee from deciding to borrow the required additional capital needed hereunder instead of requiring additional capital contributions from the Members.

         b. The Investment Committee, once it has unanimously decided to require additional capital contributions from the Members pursuant to Section 2.02 a. hereof, shall cause the Manager to send a written notice to each of the Members (the "Capital Call Notice"). The Capital Call Notice shall state (i) the total amount of cash required, (ii) each Member's share of such required cash (which shall be based on each Member's respective Applicable Percentage), and (iii) the date by which each Member is obligated to contribute its share of such required cash (which shall not be earlier than twenty (20) days from the date the Capital Call Notice was sent).

         c. The obligations of the Members to make additional capital contributions under this Agreement shall only be enforceable by the Members and not by creditors of any Member or by any third party. In the event any creditor of a Member or of the Company succeeds to all or a portion of the Membership Interest of a Member, the other Member shall thereupon be released from all further obligations under this Section 2.02.

         2.03 FAILURE TO CONTRIBUTE ADDITIONAL CAPITAL

         If either Ramco or Investor does not pay the Company, when due, any amount that each such Member is obligated to contribute to the Company under the provisions of Sections 2.01 or 2.02 a. hereof (such Member being hereinafter referred to as the "Defaulting Member" and such amount being hereinafter referred to as the "Omitted Contribution"), and the other Member has paid to the Company, when due, all amounts that it is then, and was prior thereto, obligated to contribute to the Company under such Section (a "Nondefaulting Member"), the Investment Committee may, if it so elects, give notice of such nonpayment to the Defaulting Member. For purposes of this Section 2.03, the member of the Investment Committee who has been appointed by the Defaulting Member shall not participate in any decisions made by the Investment Committee in connection with the matters set forth in this Section 2.03. Therefore, any references in this
Section 2.03 to decisions made by the Investment Committee means decisions made by the member of the Investment Committee who is appointed by the Nondefaulting Member. If the Defaulting Member does not make such payment within twenty (20) days after the giving of such notice (plus such additional period of time, if any, as the Investment Committee, in its sole and absolute discretion, grants the Defaulting Member in such notice), the failure to make such payment during such period shall constitute an Event of Default, whereupon (i) the Defaulting Member shall cease to have the right to cure its default, except as otherwise provided below in this Section 2.03, (ii) except as otherwise provided below in this Section 2.03, the Defaulting Member shall cease to have the right to receive any distributions from the Company, (iii) at the election of the Investment Committee, the Defaulting Member shall have no right to participate in the management of the business of the Company, and any Affiliate of the Defaulting Member who is a member of the Investment Committee shall become an inactive member of the Investment Committee, and (iv), the Investment Committee and the Nondefaulting Member, for and on behalf of themselves and the Company, shall have as its sole remedy, the following remedy:

         The Nondefaulting Member shall have the right to advance an amount equal to the Omitted Contribution. The amount so advanced shall constitute (i) a loan from the Nondefaulting Member to the Defaulting Member, and (ii) a capital contribution by the Defaulting Member to the Company. Such a loan shall (i) bear interest at the greater of the LIBOR Reference Rate and sixteen percent (16%) per annum, (ii) be payable on demand, (iii) be secured by the Defaulting Member's Membership Interest, and (iv) at the election of the Nondefaulting Member, be evidenced by a promissory note, containing such terms and provisions, not inconsistent with the provisions of this Section 2.03a.(2), as shall be specified by the Nondefaulting Member. Upon not less than fifteen (15) days prior request, the Defaulting Member shall execute and deliver to the Nondefaulting Member such promissory note, and all related documents (including, but not limited to, a Uniform Commercial Code Financing

Statement to perfect the aforementioned security interest) specified by the Nondefaulting Member, and if the Defaulting Member shall fail or refuse to execute any of such documents, the Nondefaulting Member shall be the Defaulting Member's true and lawful attorney-in-fact, with full power of substitution, in its name and on its behalf, to execute and deliver such promissory note and related documents. If the Nondefaulting Member shall make such an advance, (-1-) the portion of all Company distributions otherwise payable to the Defaulting Member shall, instead of being paid to the Defaulting Member, be paid to the Nondefaulting Member and applied against the loan resulting from such an advance, and (-2-) the Defaulting Member shall not, as a result of the making of any such advance, be treated as having cured its default and it shall continue to be a Defaulting Member until the principal of, and all accrued interest on, the loan resulting from such an advance has been paid in full, whereupon the Defaulting Member shall resume the right to receive distributions from the Company.

         2.04 LOANS BY A MEMBER IN LIEU OF CAPITAL CALL

         In the event that the Manager determines that additional funds are needed for an investment for the long-term benefit, or the protection and preservation of the physical assets of, the Project, the Manager shall request the Investment Committee to approve a Capital Call for such purpose; provided, however, that if the Investment Committee does not unanimously consent to a Capital Call with respect thereto, but in the Manager's discretion the Manager continues to believe that such funds are needed for any of such purposes, then the Manager (or its Affiliate) shall have the right to lend to the Company the amount so required, which loan shall bear interest at the LIBOR Reference Rate and shall be repaid in the manner set forth in Sections 3.02 a. and 3.03 a. hereof.

         2.05 RETURN OF CAPITAL CONTRIBUTIONS

         Except as otherwise provided in this Agreement, no Member shall have the right to withdraw its capital contributions or to demand or receive the return of its capital contributions or any part thereof.

         2.06 LIMITED LIABILITY OF MEMBERS

         Unless otherwise provided by law, the Members shall not be liable for the acts, debts or obligations of the Company.

                                    ARTICLE 3

                          ALLOCATIONS AND DISTRIBUTIONS

         3.01 ALLOCATIONS OF PROFIT AND LOSS

         a. After giving effect to the special allocations set forth in Section
3.01 b. hereof and the curative allocations set forth in Section 3.01 c. hereof, Profit and Loss for any fiscal year shall be allocated between the Members as follows:

                  (1)      Profits shall be allocated as follows:

                           (a) First, to the Members to the extent of and in
                  proportion to the remainder if any of (i) the cumulative Losses previously allocated under Section

                  3.01(a)(2)(d), over (ii) the cumulative Profits allocated under this Section 3.01(a)(1)(a) for all prior periods;

                           (b) Second, to the Members to the extent of and in
                  proportion to the remainder if any of (i) the cumulative Losses previously allocated under Section 3.01(a)(2)(c), over
                  (ii) the cumulative Profits allocated under this Section 3.01(a)(1)(b) for all prior periods;

                           (c) Third, to the Members pro rata, based on their
                  respective Applicable Percentages, to the extent of their Preferred Return; and

                           (d) Fourth, the balance shall be allocated 50% to
                  Ramco and 50% to Investor.

                  (2) Losses shall be allocated as follows:

                           (a) First, to the Members to the extent of and in
                  proportion to the remainder if any of (i) the cumulative Profits previously allocated under Section 3.01(a)(1)(d), over
                  (ii) the cumulative Losses allocated under this Section 3.01(a)(2)(a) for all prior periods;

                           (b) Second, to the Members to the extent of and in
                  proportion to the remainder if any of (i) the cumulative Profits previously allocated under Section 3.01(a)(1)(c), over
                  (ii) the cumulative Losses allocated under this Section 3.01(a)(2)(b) for all prior periods; and

                           (c) Third, to the Members pro rata, based on their
                  respective Applicable Percentages.

                           (d) Notwithstanding the foregoing no loss shall be
                  allocated to any Member for any fiscal year to the extent that such Loss would create or increase a deficit in such Member's Adjusted Capital Account. Any Losses that cannot be allocated by reason of this clause (d) shall be reallocated to the other Member or Members on a pro rata basis.

         b. The following special allocations shall be made in the following order:

                  (1) Except as otherwise provided in Section 1.704-2(f) of the Regulations, if there is a net decrease in "partnership minimum gain" during any fiscal year, each Member shall be specially allocated items of income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member's share of the net decrease in "partnership minimum gain," determined in accordance with
         Section 1.704-2(g) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. This Section
         3.01 b. (1) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

                  (2) Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, if there is a net decrease in "partner nonrecourse debt minimum gain" attributable to a "partner nonrecourse debt" during any fiscal year, each Member who has a "share of partner nonrecourse debt minimum gain" attributable to such "partner nonrecourse debt," determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of income and gain for such fiscal year (and, if necessary, for subsequent fiscal years) in an amount equal to such Member's share of the net decrease in "partner nonrecourse debt minimum gain" attributable to such "partner nonrecourse debt," determined in accordance with Section 1.704-2(i)(4) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. This Section 3.01b.(2) is intended to comply with the minimum gain chargeback requirement in
         Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

                  (3) In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5) or Section
         1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, any deficit in the Adjusted Capital Account of such Member as quickly as possible, provided that an allocation pursuant to this Section 3.01 b.(3) shall be made only if and to the extent that such Member would have such a deficit after all other allocations provided for in this
         Section 3.01 have been tentatively determined as if this Section 3.01b.(3) were not in the Agreement.

                  (4) Any "nonrecourse deductions" for any fiscal year shall be specially allocated between the Members pro rata, in accordance with their Applicable Percentages.

                  (5) Any "partner nonrecourse deductions" for any fiscal year shall be specially allocated to the Member who bears the economic risk of loss with respect to the "partner nonrecourse debt" to which such "partner nonrecourse deductions" are attributable in accordance with
         Section 1.704-2(i)(1) of the Regulations.

         c. The provisions of Section 3.01b. hereof (collectively, the "Regulatory Provisions") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, subject to the Regulatory Provisions, all allocations pursuant to the Regulatory Provisions shall be offset either with other allocations pursuant to the Regulatory Provisions or, if necessary, with curative allocations of other items of income, gain, loss or deduction pursuant to this Section 3.01 c. Therefore, notwithstanding any provision of this Agreement other than the Regulatory Provisions, allocations pursuant to the Regulatory Provisions shall be taken into account in allocating other items of income, gain, expense or loss between the Members so that, to the extent possible, the net amount of such allocations of other items and the allocations pursuant to the Regulatory Provisions to each Member are equal to the net amount that would have been allocated to such Member if the Regulatory Provisions were not part of this Agreement. In applying this Section 3.01 c., there shall be taken into account future allocations under Sections 3.01 b.(1) and 3.01 b.(2) hereof that, although not yet made, are likely to offset other allocations previously made under Sections 3.01 b.(4) and 3.01 b.(5) hereof.

         d.       For purposes of this Agreement:

                  (1) "Adjusted Capital Account" means, with respect to any Member, such Member's Capital Account (i) reduced by those anticipated allocations, adjustments and distributions described in Section 1.704-l(b)(2)(ii)(d)(4)-(6) of the Regulations, and (ii) increased by such Member's "share of partnership minimum gain," such Member's "share of partner nonrecourse debt minimum gain" and the amount of any deficit in such Member's Capital Account that such Member is deemed obligated to restore under Section 1.704-1(b)(2)(ii)(c) of the Regulations.

                  (2) "Profit" and "Loss" each means, for each fiscal year of the Company or other period, the Company's profit or loss as computed for federal income tax purposes but without taking into account any items of income, gain, expense or loss allocated pursuant to Sections
         3.01 b. or 3.01 c. hereof.

                  (3) "Regulations" means the regulations promulgated by the U.S. Department of Treasury under the Code.

                  (4) All items set off in quotation marks and not otherwise defined shall have the meanings ascribed to them in the Regulations.

         3.02     DISTRIBUTION OF CASH FLOW

         a. The Distributable Cash Flow (as defined in Section 3.02 b. below) of the Company, with respect to each fiscal year of the Company shall be distributed monthly to, and allocated between, the Members in the following order of priority:

                  (1) First, to repay any loans due and owing any Member or any Affiliate of any Member;

                  (2) Next, to the Members pro rata, based on their respective Applicable Percentages, to the extent of their Preferred Return;

                  (3) The balance, if any, 50% to Ramco and 50% to Investor.

         The Members hereby acknowledge that it is their intention to distribute the maximum Distributable Cash Flow annually.

         b. As used in this Agreement, "Distributable Cash Flow" means, with respect to each fiscal year of the Company, the excess of Cash Receipts with respect to each such fiscal year over Cash Disbursements for such fiscal year. For this purpose:

                  (1)      "Cash Receipts" means the sum of:

                           (a) The revenues of the Project generated by its
                  operations received in cash during such fiscal year (not including Net Sale or Refinancing Proceeds [defined below]);

                           (b) Any amounts previously set aside as reserves by
                  the Company in a prior fiscal year (including any interest earned on such reserves), to the extent that the Investment Committee determines that they are no longer necessary to be held as reserves;

                           (c) All cash contributed to the capital of the
                  Company during such fiscal year;

                           (d) All proceeds received by the Company during such
                  fiscal year from any and all loans, including, but not limited to, any loans made to the Company by any Member or Affiliate of any Member; provided, however, Net Sale or Refinancing Proceeds shall not be included in this definition; and

                           (e) All cash received by the Company during such
                  fiscal year from any other source, except Net Sale or Refinancing Proceeds.

                  (2)      "Cash Disbursements" means the sum of:

                           (a) The operating expenses of the Project paid in
                  cash during fiscal year (except to the extent any such expenses are paid out of amounts set aside as reserves in a prior fiscal year);

                           (b) Interest on any and all Company indebtedness and
                  obligations paid in cash during such fiscal year;

                           (c) The aggregate of all payments made during such
                  fiscal year with respect to the discharge of any Company indebtedness and obligations (including those obligations of the Company due and owing to any Member or any Affiliate of any Member other than repayment of loans made to the Company by such Members or their Affiliates) except if any such payments are made out of Net Sale or Refinancing Proceeds;

                           (d) The aggregate of all payments made during such
                  fiscal year with respect to capital improvements, repairs, equipment purchases and any other item relating to the business of the Company that is not properly characterized as a current operating expense under Section 3.02b.(2)(a) hereof;

                           (e) The aggregate of all amounts that the Investment
                  Committee elects to deduct from Cash Receipts with respect to such fiscal year and to set aside, use and/or pay (i) for working capital, (ii) as reserves (-1-) for contingencies, (-2-) for the replacement or preservation, during the current or any future fiscal year, of the Project property or assets, (-3-) to provide for accrued liabilities, (-4-) for the payment or satisfaction of current or future Project debts or obligations, and/or (-5-) for any other Project purposes;
                  (iii) as escrow(s) to provide for the payment or satisfaction of current or future Project debts or obligations (for example, real estate tax or insurance escrow payments), or
                  (iv) as collateral (or to acquire collateral) for any present or future Project debt or obligation; and

                           (f) All disbursements made by the Company during such
                  fiscal year for any other purpose except for (a) disbursements made out of the proceeds of any Net Sale or Refinancing Proceeds (b) repayment of loans due and owing to any Member or any Affiliate of any Member, and (c) distributions made by the Company to the Members.

         3.03     DISTRIBUTION OF NET SALE OR REFINANCING PROCEEDS:

         a. Net Sale or Refinancing Proceeds received by the Company, to the extent, and only to the extent, that the Investment Committee determines, in its discretion, that such Net Sale or Refinancing Proceeds of the Company are not otherwise required for Company purposes, shall be distributed to, and allocated between, the Members as follows:

                  (1) First, to repay any loans due and owing any Member or any Affiliate of any Member;

                  (2) Next, to the Members pro rata, based on their respective Applicable Percentages, to the extent of their Preferred Return;

                  (3) Next, to the Members pro rata based on their unreturned capital contributions until all capital contributions to the Company by the Members have been returned; and

                  (4) The balance, if any, 50% to Ramco and 50% to Investor.

         b. As used in this Agreement, "Net Sale or Refinancing Proceeds" means the proceeds of:

                  (1) the sale or other disposition of all or a portion of the property or assets of the Company, less the expenses of such sale or disposition and less the portion of such proceeds utilized to discharge any indebtedness secured by such property or assets;

                  (2) the refinancing of any mortgage loan secured by any property or asset of the Company, or the refinancing of any other indebtedness of the Company, less the expenses of such refinancing and less the portion of such proceeds utilized to discharge any indebtedness of the Company; and

                  (3) any policy or policies of fire and extended coverage insurance covering the Project or any other property or asset of the Company, less the portion of such proceeds utilized to discharge any indebtedness secured by the Project or such property or assets and less the portion of such proceeds utilized or reserved for the repair, replacement or reconstruction of the Project or such property or asset or related improvements.

                  (4) any condemnation proceeding not used to restore the Project.

provided, however, "Net Sale or Refinancing Proceeds" shall not include any such proceeds which, because of the relatively minor amount involved (an amount not in excess of $100,000), or for other reasons the Investment Committee determines are more properly treated as "Cash Receipts" (as defined above) than "Net Sale or Refinancing Proceeds".

         c. The Members hereby acknowledge that it is their intention upon receipt of Net Sale or Refinancing Proceeds to distribute the maximum amount of such Net Sale or Refinancing Proceeds.

         d. The provisions of this Section 3.03 are subject in all respects to the provisions of Article 8 hereof. To the extent that any of the provisions of this Section 3.03 are inconsistent with any of the provisions of Article 8 hereof, the provisions of Article 8 hereof shall apply and govern and control. More specifically, distributions of proceeds of liquidation of the Company shall be made in accordance with Section
8.01 notwithstanding any contrary provision of this Article 3.

                                    ARTICLE 4

                     MEETINGS OF MEMBERS AND RELATED MATTERS

         4.01 ANNUAL MEETINGS

         An annual meeting of the Members for the election of members to the Investment Committee and for the transaction of such other business as may properly come before such meeting shall be held at such place, either within or without the State of Michigan, and at such time and date as the Members, by resolution, shall determine. If such a time and date is not so determined, the annual meeting of the Members shall be held at a mutually convenient date and place during the month of December of each year. If such annual meeting is not held as herein provided for, it may be held as soon hereafter as may be convenient. Such subsequent meeting shall be called in the same manner as hereinafter provided for special meetings of Members.

         4.02 SPECIAL MEETINGS

         A special meeting of the Members may be called at any time by any Member. The time of such special meeting shall be fixed by such Member in such request, and shall be stated in the notice of the special meeting, provided that the time so fixed shall permit the giving of notice as provided in Section 4.04 hereof, unless such notice is waived. Such request shall state the purposes of the proposed meeting.

         4.03 PLACE OF MEETINGS

         Meetings of the Members shall be held at such place as may be fixed from time to time by the Members, or as shall be specified in the notice or waiver of notice of any such meeting.

         4.04 NOTICE OF MEETINGS

         Written notice of the time, place and purposes of each meeting of the Members shall be given by a person designated by the Members and shall be served personally or by first class mail on each Member not less than twenty (20) nor more than sixty (60) days before the meeting. If mailed, such notice shall be directed to each such Member at the address as it appears in this Agreement unless such Member shall have filed with the Manager a written request that such notices be mailed to some other address, in which case it shall be mailed to the address designated in such request. Business transacted at any special meeting of Members shall be limited to the purpose or purposes stated in the notice unless all of the Members consent thereto.

         4.05 VOTING

         Unless otherwise provided in this Agreement, any action to be taken, decision to be made, consent to be given or matter to be resolved by the Members pursuant to this Agreement shall be taken, made, given or resolved by and in accordance with the affirmative vote of both Investor and Ramco.

         4.06 QUORUM

         At all meetings of the Members, the presence, in person or by proxy, of the holders of record of each of the Membership Interests, and entitled to vote thereof, shall be necessary and sufficient to constitute a quorum for the transaction of business. In the absence of a quorum, an officer entitled to preside at, or act as secretary of, such meeting, without notice other than by announcement at the meeting, may adjourn from time to time, but not for a period of more than thirty (30) days at any one time, until a quorum shall attend. At any such adjourned meeting at which a quorum shall be present in person or by proxy, any business may be transacted that might have been transacted at the meeting as originally called.

         4.07 PARTICIPATION IN A MEETING BY CONFERENCE TELEPHONE

         Any Member may participate in a meeting of the Members by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

         4.08 MINUTES

         Such person as is designated by the Members shall prepare written minutes of proceedings of all meetings of the Members, including all actions taken, and promptly mail such minutes of proceedings to the Members.

         4.09 WRITTEN CONSENT IN LIEU OF MEETING

         Any action which may be taken at any annual or special meeting of Members may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by both of the Members.

         4.10 EXECUTION OF DOCUMENTS ON BEHALF OF THE COMPANY

         All instruments, agreements and/or documents to be executed on behalf of the Company shall be deemed to be duly executed and binding upon the Company upon execution and delivery by any person designated by Manager or any other person designated by the Investment Committee.

         4.11 DESIGNATED REPRESENTATIVES

         a. Milton Pashcow shall be the designated representative of Investor, with the right to designate a proxy, who initially is to be Alan Pashcow. Such designated representative shall have the right, power and authority to act for and on behalf of, and to bind, Investor with respect to all matters relating to the Company and the business thereof. If Investor elects to change its designated representative, such change shall not be binding upon Ramco until Investor has notified Ramco of such change.

         b. Dennis Gershenson shall be the designated representative of Ramco. Such designated representative shall have the right, power and authority to act for and on behalf of, and to bind, Ramco with respect to all matters relating to the Company and the business thereof. If Ramco elects to change its designated representative, such change shall not be binding upon Investor until Ramco has notified Investor of such change.

         c. The Members and their respective designated representatives agree to and accept the appointment of such designated representatives. They also agree that no further or subsequent authorization, consent or ratification shall be required with respect to the exercise of any of the rights, powers or authority, or the doing of any act by such designated representatives, and that such designated representatives have the right, power or authority to act as set forth under the provisions of Sections 4.11a. and 4.11b. hereof. Each Member hereby acknowledges and agrees that it shall be bound by any action taken on its behalf by its designated representative.

         d. In each case under this Article 4 where the "presence" or "participation" of a Member is referred to, the "presence" or "participation" of a Member shall also refer to the presence or participation of such Member's designated representative under this Section 4.11 hereof.

         4.12 REIMBURSEMENT FOR COSTS AND EXPENSES

         The Members hereby agree that each Member and Affiliate of each Member shall be reimbursed by the Company for all reasonable, reasonably documented costs and expenses incurred by them for or on behalf of the Company.

         4.13 NON EXCLUSIVITY

         Each Member shall devote such time and attention to the business of the Company as each shall determine, in the exercise of its reasonable judgement, to be necessary for the effective operation and conduct of the Company business. The Members acknowledge that each of them have and will have interests in other present or future ventures, including ventures that are or may be competitive with the Project, and that notwithstanding its status as a Member of the Company, a Member and its Affiliates shall be entitled to obtain and/or continue their respective individual participation in all such ventures without (i) accounting to the Company or the other Members for any profits or other economic gain with respect thereto, (ii) any obligation to advise the other Member of business opportunities for the Company which may come to its or its Affiliate's attention as a result of its or its Affiliate's participation in such other ventures or in the Company, and (iii) being subject to any claims of any nature whatsoever on account of such participation.

         4.14 MANAGEMENT OF THE PROJECT

         The Investment Committee, on behalf of and at the expense of the Company, shall retain Ramco-Gershenson, Inc., an Affiliate of Ramco ("RGI"), as the exclusive management and administrative agent of the Project. In furtherance thereof, the Company shall enter into a management and leasing agreement in the form attached hereto as Exhibit B covering RGI's activities under this Section
4.14 and Section 4.15 below, which agreement shall have a term of ten (10) years. For services rendered in connection with the management of the Project, RGI shall receive a management fee equal to four (4%) percent of the gross receipts of the Project, as more particularly set forth in such agreement. In addition, (i) all fees earned by RGI in its management of the Project and any and all reasonable, reasonably documented third party costs and expenses of RGI (excluding salaries and benefits of employees of RGI and RGI general office/administrative overhead unless and to the extent of any such amounts that are chargeable to Project tenants), including, without limitation, reasonable, reasonably documented travel, business expenses, the amount of any commissions required to be paid to outside brokers, legal fees and all fees for consultants who perform any services in connection with the management of the Project, shall be direct obligations of the Company. The management fee and reimbursements shall be paid monthly.

         4.15 LEASING AND TENANT CONSTRUCTION ACTIVITIES

         a. The Investment Committee, on behalf of and at the expense of the Company, shall retain RGI as the exclusive leasing agent for the Project and in connection therewith, shall cause the Company to enter into a leasing agreement with RGI, as included in the management and leasing agreement in the form attached hereto as Exhibit B. RGI shall receive leasing commissions for services rendered with respect to the leasing of space in the Project. With respect to
(i) new leases (i.e., leases to any tenant other than the then occupant of the space, except that the case of an occupant previously operating under a license or month-to-month tenancy (for a tenant which was not previously a term tenant) which converts to a lease for a term of years shall also be treated as a new lease), or the expansion of space by the then tenant or relation of such tenant, such leasing commission shall be in an amount equal to five percent (5%) of the aggregate minimum rent over the term of the lease (payable 50% at lease execution and 50% upon the opening of such tenant for business); provided, however, such leasing commissions shall be reduced to the extent that the Company pays or incurs leasing commissions with respect to any new lease (as defined above) to any third party, but in no event shall the leasing commission to be paid to RGI with respect to any new lease be reduced to an amount less than two percent (2%) of the aggregate minimum rent over the term of the lease; and (ii) renewals of then existing leases in the same tenant space, such leasing commission shall be in an amount equal to two percent (2%) of the aggregate minimum rent over the term of the lease renewed; (provided, however, no leasing commission shall be paid in respect of leases renewed pursuant to the exercise of an option to renew such lease contained in the then existing leases). In addition, all third party expenses incurred by RGI in connection with such leasing activities (excluding salaries and benefits of employees of RGI and general office/administrative overhead unless and to the extent of any such amounts that are chargeable to Project tenants), including, without limitation, reasonable, reasonably documented travel, business expenses, the amount of any commissions required to be paid to outside brokers (provided that the leasing commission payable to RGI shall be reduced by such amount, subject to RGI's minimum assured commission as provided in the managing and leasing agreement), legal fees, and all other fees for consultants who perform any services in connection with such leasing activities at the Project shall be a direct obligation of the Company. All fees shall be paid at such times as are set forth in the managing and leasing agreement.

         b. The Investment Committee, on behalf of and at the expense of the Company, shall retain RGI to act as the exclusive construction coordinator with respect to construction activities engaged in or carried out by the Company on behalf of a tenant by tenants of the Project and for other capital construction activities by RGI. In connection therewith, RGI shall enter into a construction management contract with RGI as part of the management and leasing agreement in the form attached hereto as Exhibit B. Such agreement shall have a term of ten
(10) years. For services rendered in this regard, RGI shall receive, (1) in the case of capital construction projects or tenant improvements carried out or coordinated by RGI, a fee equal to five percent (5%) of the construction hard costs; and (2) in the case of tenant improvements where RGI's involvement is limited to plan review and obtaining governmental approvals, a flat fee of $1,500.00 per tenant project. In addition, all third party expenses incurred by RGI in connection with such work (excluding salaries and benefits of employees of RGI and RGI general office/administrative overhead), including, without limitation, reasonable, reasonably documented travel, business expenses, legal fees and all fees for consultants who perform any services in connection with construction activities of tenants of the Project shall be a direct obligation of the Company.

         4.16 ACQUISITION FEE

         The Company shall pay to Ramco or an Affiliate designated by Ramco an acquisition fee for services rendered in connection with the Company's acquisition of the Project. Such fee shall be in an amount equal to one percent (1%) of the aggregate costs incurred by the Company (including, but not limited to, the gross purchase price paid by the Company) in connection with the acquisition of the Project. In addition to such fee, all expenses incurred by Ramco (or its Affiliate) in connection with such acquisition activities, including, without limitation, reasonable, reasonably documented travel, business expenses, the amount of any fees paid to outside brokers, legal fees and all other consultants who perform or consult with respect to such acquisition activity shall be a direct obligation of the Company. To the extent that any part of such expenses were incurred for travel or related activities by Ramco or Affiliate employees and not third parties, the total amount of such employee expenses reimbursable by the Company shall not exceed Five Thousand Dollars ($5,000.00). All such amounts shall be paid at the time of the closing of the acquisition of the Project.

         4.17 DISPOSITION FEE

         a. Subject to Subsection 4.17b. hereof, the Company shall pay Ramco or any Affiliate of Ramco a disposition fee in the amount of one percent (1%) of the gross sales price of the Project. Such a disposition fee will be paid in consideration for services rendered by Ramco or its Affiliate with respect to the sale of the Project; provided, however, no such fee shall be paid to Ramco or its designated Affiliate if Ramco or one of its Affiliates is the purchaser. Furthermore, such fee shall be reduced by the amount of any commission paid to a third party broker in connection with any such sale, but in no event shall such fee be reduced to below one half percent (1/2%). In addition, all expenses incurred by Ramco or any of its Affiliates in connection with such disposition activities, including, without limitation, reasonable, reasonably documented travel, business expenses, the amount of any fees paid to outside brokers, legal fees and all other consultants who perform or consult with respect to such disposition activities shall be a direct obligation of Company. Such fees shall be paid at the time of the closing of the sale of the Project.

         b. The right to receive the disposition fee hereunder shall be subordinated to the respective rights of the Members, such that each of the Members shall be entitled to have received from the proceeds of such disposition, pursuant to Section 3.03(a) hereof, a sum of money equal to its then unreturned capital contribution plus a minimum of a ten percent (10%) cumulative Preferred Return before any payment by the Company of the disposition fee.

         4.18 LIMITS ON REFINANCING; REFINANCING FEE

         a. The Company shall not cause or permit the Project to be financed or refinanced as part of a pool, or multi-property securitized, cross-defaulted or cross-collateralized transaction, but only on a single property, stand-alone basis.

         b. The Company shall pay Ramco or any affiliate of Ramco a refinancing fee in the amount of one quarter percent (1/4%) of the amount of refinancing proceeds obtained upon a refinancing of the debt currently secured by the Project. Such a refinancing fee shall be paid in consideration for services rendered by Ramco with respect to obtaining such a refinancing and negotiating the documentation with respect thereto. In addition, all expenses incurred by Ramco or any of its Affiliates in connection with such refinancing activities, including, without limitation, reasonable, reasonably documented travel, business expenses, the amount of any fees paid to outside brokers, legal fees and all other consultants who perform or consult with respect to such refinancing activities shall be a direct obligation of the Company. Such fees shall be paid at the time of the closing of any such refinancing.

         4.19 THE MEMBERS' BUY-SELL OPTIONS

         a. For and in consideration of the willingness of each Member to enter into this Agreement, each Member hereby grants to the other Member a "Buy-Sell Option" to purchase the other Member's Membership Interest, or to sell its Member's Membership Interest to the other Member, as the case may be, in accordance with the terms and conditions hereinafter described. The Buy-Sell Option shall be exercisable at any time after the first to occur of (-1-) a Triggering Control Change and (-2-) the seventh (7th) anniversary of the Acquisition Date (the "Option Exercise Date").

         b. At any time beginning on the Option Exercise Date, either Member, as the "Offeror," may, deliver a written notice (a "Buy-Sell Notice") to the other Member (the "Offeree") that the Offeror desires to exercise its rights under this Section 4.19. No Buy-Sell Notice may be given if the Company is in dissolution pursuant to Article 8 below. In order to calculate the applicable "Buy Price" or "Sell Price" (hereinafter defined), the Buy-Sell Notice shall specify a price at which the Offeror would be willing to permit the Project to be sold to a third party in an arms length transaction (the "Offer Price") and shall contain an offer both (i) to buy the Offeree's Membership Interest for an amount (the "Buy Price") equal to the cash amount that such Offeree would receive were the Project contemporaneously sold to a third party for the Offer Price and all Net Sale or Refinancing Proceeds were determined and distributed in accordance with Section 3.03 hereof (the "Buy Option") and (ii) to sell to such Offeree the Membership Interest of the Offeror for an amount (the "Sell Price") equal to the cash amount that such Offeror would receive were the Project contemporaneously sold to a third party for the Offer Price and all Net Sale or Refinancing Proceeds were determined and distributed in accordance with
Section 3.03 hereof (the "Sell Option"). The Buy-Sell Notice shall also include a certification that the Offerer is not aware of any facts or circumstances which would be likely to materially affect the value of the Property for the purpose of establishing the Offer Price but which have not been disclosed to Offerer.

         c. In the event a Buy-Sell Notice is given to an Offeree, the Offeree shall have a period of up to sixty (60) days after such notice in which to exercise, by written notice to the Offeror, the Buy Option or the Sell Option. If written notice of such election is not given to the Offeror within such sixty
(60) day period, it shall be conclusively deemed that the Offeree has elected to accept the Buy Option. If either a Buy Option or a Sell Option is properly exercised as set forth herein, the Offeror and the Offeree shall each buy and sell, as the case may be, the entire Membership Interest in the Company of the Offeror or the Offeree, as the case may be, such interest to be conveyed on or before the sixtieth (60th) day after the delivery of the Exercise Notice or the deemed election, whichever is applicable. At the closing, the Buy Price or Sell Price, as applicable, shall be paid by the purchasing Member by official bank check or by bank wire transfer of immediately available funds, subject to appropriate adjustment or reconciliation for cash on hand or other assets or liabilities of the Company not subsumed within the calculation of the Offer Price. The terms of the purchase and sale shall be unconditional, except that (i) the Member whose interest is being sold shall be deemed to represent and warrant to the purchasing Member that its entire interest in the Company is owned by the selling Member free and clear of all liens and encumbrances and is subject to no legal or equitable claims, and (ii) the purchasing Member shall be deemed to have assumed all obligations and liabilities relating to the purchased interest arising from transactions or events first occurring after the date of such sale. Upon demand, each Member shall deliver to the other appropriate documentation evidencing the sale, assignment, representation and assumption set forth herein.

         d. If any Member defaults in its obligation to sell its Membership Interest or purchase the Membership Interest of the other Member, as applicable, the non-defaulting Member may enforce its rights under this Section 4.19 by bringing suit for specific performance, damages or any other available legal or equitable remedy.

                                    ARTICLE 5

                                   MANAGEMENT

         5.01 MANAGEMENT VESTED IN A MANAGER

         a. Except as otherwise provided in this Agreement, including, but not limited to, the provisions of Section 5.02 hereof, the Company shall appoint Ramco as its manager (hereinafter, in such capacity, the "Manager"). The Manager shall carry out the purposes of the Company pursuant to the decisions and directives of the Investment Committee and shall have in respect of its management of the Company all of the powers of the Company (except pursuant to, and as limited in accordance with the powers of the Investment Committee over decisions affecting the Company as provided in Section 5.02 below) and shall devote such time and attention to the Company as is reasonably necessary for the proper management of the Company and its properties. All actions, decisions, determinations, designations, directions, appointments, consents, approvals, selections, and the like to be taken, made, or given by and/or with respect to the Company, its business and its properties as well as management of all Company affairs, shall in each and every case be made by the Manager, subject to the terms and conditions of this Agreement (including, but not limited to Section 5.02 hereof) with respect to the same, if any, and all such actions, decisions, determinations, designations, directions, appointments, consents, approvals, selections, and the like shall be controlling and binding upon the Company.

         b. The Manager shall have the full and exclusive right, power and authority, on behalf of and in the name of the Company and pursuant to the direction provided by, and those decisions within the authority of, the Investment Committee, to carry out any and all objectives and purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings which it may deem necessary or advisable or incidental thereto. Accordingly, the Manager, except as otherwise provided in this Agreement (including, but not limited to, the provisions of Section 5.02. hereof), shall have the exclusive right, power and authority, on behalf of the Company, without limitation (except as provided in this Section 5.01 or in Section 5.02 below) but subject to carrying out the purposes of the Company, to
(i) oversee the property management and leasing activities of the Project, (ii) compile monthly, quarterly or annual reports for submission to the Investment Committee, as it so requires, (iii) prepare for submission to the Investment Committee, annual budgets and business plans, entity tax returns and related items, (iv) negotiate, enter into, perform, amend, and take all actions in respect of any and all agreements, instruments, and documents (including, but not limited to, leases, easements, and service contracts affecting the Project), and (v) perform all acts that a Manager may legally do pursuant to the Act that are consistent with the terms of this Agreement and are designed to carry out the purposes and business of the Company.

         5.02 INVESTMENT COMMITTEE

         a. The Company shall have an investment committee, (the "Investment Committee") which shall have the exclusive right, power and authority, to make the following decisions ("Major Business Decisions") on behalf of the Company:

                  (1) adopt and finalize an operating budget with respect to each fiscal year of the Company. Ramco, no later than November 15 of each fiscal year, shall prepare, or cause to have prepared, and delivered to the Investment Committee a proposed operating budget for the Company with respect to the next succeeding fiscal year, which budgets, at a minimum, shall reflect projected revenues and expenses on a monthly basis. The Investment Committee shall approve such operating budgets for the next succeeding fiscal year no later than December 15 of the current fiscal year; provided, however, (i) if the budget reflects increases in expenses which do not in the aggregate exceed ten percent (10%) of the aggregate expenses in the previous year's budget, then the proposed budget shall be deemed automatically approved, and
         (ii) if in any other case both members of the Investment Committee cannot agree on an approved budget, the approved budget shall be the budget for the previous year with expenses increased by ten percent (10%); which budget shall govern and control for the fiscal year in question, it being acknowledged that Ramco shall have the right to allocate such increase among expense items in such budget as Ramco may determine. Ramco shall prepare, or cause to be prepared, monthly revenue and expenditure statements (including year to date and a quarterly modified forecast for the entire year) reflecting, among other things, budget variances, and shall have same delivered to the Investment Committee by the last day of the month following the month to which such statement relates;

                  (2) enter into a lease with respect to the Project not in accordance with the Leasing Guidelines involving the rental of more than 10,000 square feet;

                  (3) undertake any capital expenditure at the Project that either individually, or in the aggregate, exceeds the approved budget by more than $100,000 or for which the Investment Committee has not previously decided to issue a Capital Call for the necessary funds; provided, however that notwithstanding anything in this Section 5.02 a.(3) to the contrary, if any capital expenditure is required to remedy a condition that would jeopardize the physical integrity of the Project, and such an expenditure requires the consent of the Investment Committee, then either any member of the Investment Committee can demand that the Company obtain a report from a nationally recognized structural engineering firm stating whether such condition jeopardizes the physical integrity of the Project. If the report provides that the condition jeopardizes the physical integrity of the Project, then the Investment Committee shall authorize such expenditure;

                  (4) sell the Project or any interest in the Project other than a sale pursuant to any provision of Section 4.19 hereof.

                  (5) approve and review any change not reflected in the approved Operating Budget to the management and leasing agreement in the form attached hereto as Exhibit B, which is entered into with Ramco or one of its Affiliates;

                  (6) determine the amount of reserves to be held by the Company prior to making distributions of Distributable Cash Flow or Net Sale or Refinancing Proceeds; and

                  (7) appoint and change any key service providers to the Company (including legal counsel to the Company).

                  (8) acquire any other asset besides the Project (other than in the ordinary course of business), and enter into, negotiate and include agreements with respect thereto;

                  (9) borrow money, incur any other debts or obligations or grant any liens outside of the Company's ordinary course of business, other than those approved within a capital expenditure budget;

                  (10) change the amount of, amend, modify or change the material terms of, extend the time for the payment of, or retire, discharge or refinance any indebtedness or obligation of the Company referred to in (9) above; or change the amount or value of, modify or change the nature or type of, or make any other material modifications or changes with respect to, any security granted or collateral given for any Company indebtedness or obligations referred to in (9) above; or amend, modify or change the material terms of any agreement, instrument or document with respect to any such security or collateral;

                  (11) enter into any agreement or arrangement with, engage in any transaction with, or pay any fees or other amounts to, any Affiliate of Investor, except either (i) to the extent expressly authorized under this Agreement, or (ii) with respect to agreements, arrangements or transactions that are at customary market rates based on similar fees or other amounts and other terms for comparable transactions negotiated on an arms-length bases;

                  (12) extend the term of the Company;

                  (13) require additional capital contributions from the Members pursuant to Section 2.02 a. hereof;

                  (14) change the purposes for which the Company has been formed;

                  (15) take any actions outside the ordinary course of the Company's business; and

                  (16) engage in any activity inconsistent with the purposes of the Company.

         The authority of the Investment Committee as set forth above shall be utilized in its sole discretion.

         SECTION 5.03 NUMBER; ELECTION; TERM OF OFFICE; AND QUALIFICATIONS

         The number of members of the Investment Company shall be two (2), consisting of one (1) member appointed by Investor and one (1) member appointed by Ramco. Each member of the Investment Committee shall continue in office until any successor shall have been appointed and shall qualify, or until his earlier death or resignation as provided in Section 5.04 hereof. No member of the Investment Committee need be a Member.

         SECTION 5.04 RESIGNATION

         Any member of the Investment Committee may resign at any time by giving written notice to any Member of the Company. Unless otherwise specified therein, such resignation shall take effect on the date of receipt thereof.

         SECTION 5.05 VACANCIES

         If any vacancy shall occur in the Investment Committee by reason of death, resignation or otherwise, such vacancy may be filled by an appointment made by the Member that appointed the person previously holding such vacant position. In the event that the resignation of any member of the Investment Committee shall specify that it shall take effect at a future date, the vacancy resulting from such resignation may be filled prospectively in the same manner as provided in the first sentence of this Section 5.05.

         5.06 ANNUAL AND REGULAR MEETINGS

         Regular quarterly meetings of the Investment Committee shall be held for the transaction of business as may properly come before the Investment Committee, the first such meeting each year to occur concurrently with the annual meeting of the Members. The time, place and purposes of such meeting shall be stated as set forth in Section 5.07 hereof, unless such notice is waived. Any scheduled meeting may be waived by unanimous decision of the Investment Committee.

         5.07 SPECIAL MEETINGS

         A special meeting of the Investment Committee may be called at any time on the written request of at least one (1) member of the Investment Committee then in office, and shall be held at such time and place, within or without the State of Michigan, as may be fixed by such members of the Investment Committee in such request, provided that the time so fixed shall permit the giving of notice as provided in Section 5.07 hereof.

         5.08 NOTICE OF MEETINGS

         Notice of the time, place and purposes of each meeting of the Investment Committee shall be sent to each member of the Investment Committee by mail, addressed to such member at the address as it appears on the records of the Company, or telephoned or delivered to him personally, at least thirty (30) days before the meeting is to be held. Any notice may be waived or provided in this Article 5.

         5.09 QUORUM

         At all meetings of the Investment Committee, the presence of both members shall be necessary and sufficient to constitute a quorum for the transaction of business. If a quorum shall be present, any action may be taken by the Investment Committee so long as such action shall have been approved by both members of the Investment Committee. In the absence of a quorum, the member of the Investment Committee present may adjourn the meeting from time to time, for a period of not more than thirty (30) days at any one time, until a quorum shall be present.

         5.10 REIMBURSEMENT

         The members of the Investment Committee shall not receive any compensation, for their services, or allowances for expenses. Rather, the members of the Investment Committee shall only be reimbursed for reasonable, reasonably documented expenses incurred in serving in such capacity.

         5.11 PARTICIPATION IN A MEETING BY CONFERENCE TELEPHONE

         The members of the Investment Committee may participate in meetings of the Investment Committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this Section
5.11 shall constitute presence in person at such meeting within the meaning of
Section 5.09 hereof, or for any other purpose.

         5.12 WRITTEN CONSENT IN LIEU OF MEETING

         Any action required or permitted to be taken at any meeting of the Investment Committee may be taken without a meeting if a written consent thereto shall be signed by each member of the Investment Committee, and such written consent or consents shall be filed with the minutes or proceedings of the Investment Committee.

         5.13 MINUTES

         Such person as is designated by the Investment Committee shall prepare written minutes or proceedings of all Investment Committee meetings, including all actions taken, and promptly mail such minutes or proceedings to the members of the Investment Committee.

                                    ARTICLE 6

                          BOOKS, RECORDS AND ACCOUNTING

         6.01 FISCAL YEAR ACCOUNTING

         The Company shall operate on a calendar fiscal year. The Company shall use the accrual method of accounting, or such other fiscal year or method of accounting, as may be selected by the Manager.

         6.02 BOOKS AND RECORDS

         a. The Company shall at all times maintain all documentary materials required by the Act and proper and complete and accurate books and records of the Company's business and affairs, as well as such other books and records as the Manager deems appropriate. Such books and records shall be kept at the Company's principal office.

         b. All such materials shall be available for inspection and copying, at a Member's expense, by each Member or its designated representatives, during ordinary business hours.

         6.03 TAX MATTERS PARTNER

         The Manager shall be the Tax Matters Partner and shall continue to act as such unless and until it resigns or is removed by the terms of this Agreement. "Tax Matters Partner" has the meaning set forth in Section 6231 (a)
(7) of the Code. The Tax Matters Partner shall have all rights and responsibilities of that position described in Sections 6221 through 6234 of the Code. Notwithstanding the foregoing, unless the Tax Matters Partner has obtained the prior approval of Investor, the Tax Matters Partners shall not have the power or authority to (i) choose any judicial, administrative or other forum in which to contest or litigate any position or action taken by any taxing authority against or with respect to the Company (or any Member with respect to the Company), or (ii) agree to any extension of any period within which any taxing authority must take action against or with respect to the Company (or any Member with respect to the Company). The Tax Matters Partner shall give prompt notice to the Members of any notices with respect to the Company received by the Tax Matters Partner from any taxing authority. Each Member agrees that, upon receipt of such notice from the Tax Matters Partner, it shall respond promptly so the Tax Matters Partner may act accordingly with respect to the issue at hand.

         6.04 TAX INFORMATION AND FINANCIAL STATEMENTS

         Ramco shall, at the Company's expense, prepare, or cause to be prepared, and distributed to the Members, (i) within fifty (50) days after the end of each calendar quarter, quarterly unaudited financial statements, including an income statement, cash flow statement and balance sheet, with respect to the preceding calendar month, and (ii within one hundred (100) days after the end of each calendar year, the Company's tax return with respect to such calendar year, and all information relating to the Company that is necessary for the preparation of the Member's federal and state income tax returns with respect to such calendar year. In the event either Member desires to have any statement provided for in this Section 6.04 audited, then and in that event, such Member shall have the right to cause such statement to be audited, provided that the sole expense of such audit is borne by the Member making such a request.

                                    ARTICLE 7

                       ASSIGNMENT OF MEMBERSHIP INTERESTS,
                   WITHDRAWAL OF A MEMBER AND RELATED MATTERS

         7.01 ASSIGNMENT

         a. Except as otherwise expressly permitted herein, no Member shall have the right to assign its Membership Interest, or any portion thereof, or to have an assignee of its

Membership Interest or any portion thereof, admitted to the Company as a member in respect thereof, without the prior written consent of the other Member. Notwithstanding anything contained in this Section 7.01 to the contrary, each Member shall have the right, without obtaining the prior written consent of the other Member, to assign its entire Membership Interest, and to have such assignee of such entire Membership Interest admitted to the Company as a Member in respect thereof, as follows: (i) Ramco may assign all or any portion of its Membership Interest to any entity that is Controlled By Ramco, and (ii) Investor may assign all or any portion of its Membership Interest to any entity that is Controlled By the Town Realty -- Pashcow Group.

         b. For purposes hereof, the term (i) "assignment" means any sale, conveyance, transfer, assignment, mortgage, pledge, encumbrance, hypothecation or other alienation or disposition of any type or kind, (ii) "assign" means the making of an assignment, (iii) "assignor" means a person who makes an assignment and (iv) "assignee" means a person to whom or for whose benefit an assignment is made.

         7.02 SUBSTITUTION OF MEMBERS

         If there is an assignment of a Member's Membership Interest that complies with the provisions of Section 7.01a. hereof, the assignee shall only be admitted to the Company as a Member (in addition to the consent requirement for such admission as Member pursuant to Section 7.01a. hereof), and the assignor shall cease to be a Member in respect of such Membership Interest or portion thereof, if and when all of the following requirements have been satisfied:

                  (i) such instruments as may be required by the Act or other applicable law or to effect the continuation of the Company and the Company's ownership of its properties are executed and delivered and/or filed;

                  (ii) the instrument of assignment binds the assignee to all of the terms and conditions of this Agreement as if the assignee were a signatory party hereto and does not release the assignor from any liability or obligation, accruing prior to the date of the assignment, of or in respect of the Membership Interest which is the subject of the assignment;

                  (iii) the instrument of assignment is manually signed by the assignee and assignor and is otherwise reasonably acceptable in form and substance to the other Member, and such Member has consented to such assignment (which consent may be given or withheld in the exercise of its sole discretion);

                  (iv) such assignment shall not be prohibited by, or cause a breach of, or cause events unrelated to the identity of the assignee but not the nature of the assignee (e.g., tax-exempt status) that are unacceptable to the other Member in the exercise of its reasonable discretion to occur pursuant to, any agreement or understanding by which the assignor or the assignee or any properties of the Company or the Company itself is bound or affected.

         An assignee of a Membership Interest pursuant to an assignment permitted in this Agreement may, subject to the provisions of this Article 7, be admitted as a Member in the Company in the place and stead of the assignor Member in respect of the Membership Interest acquired from the assignor Member and shall have all of the rights, powers, obligations, and liabilities, and shall be subject to all of the restrictions, of the assignor Member, including, without limitation, but without release of the assignor Member, the liability of the assignor Member for any existing unperformed obligations of the assignor Member. Each of the Members, on behalf of itself and its permitted successors and assigns, hereby agrees and consents to the admission of any such assignee as a Member as herein provided.

         7.03 TRANSFERS OF INTERESTS IN MEMBERS

         Each Member shall have the right, without the consent of the other Member, to assign, transfer, convey, or create new interests in such Member; or to participate in a merger or other similar transaction. In the event of a transfer of substantially all of the interests in a Member to an unaffiliated entity, or in the event of a merger, the surviving entity shall have all of the rights and obligations of its predecessor as a Member of the Company, and such successor shall have the right, if it so elects, to appoint a member of the Investment Committee to replace the member of the Investment Committee appointed by its predecessor.

         7.04 REFERENCES TO "MEMBER" AND "MEMBERS" IN THE EVENT OF SUCCESSORS

         In the event that either Ramco or Investor's Interest is held by a successor to such Member, references in this Agreement to "Member" and "Members" shall refer, as applicable and except as otherwise provided herein, to the Membership Interest of the successor to the Membership Interest of Ramco or Investor, as the case may be.

         7.05 PROHIBITION ON WITHDRAWAL

         a. Except in connection with an assignment of its entire Membership Interest in the Company and the admission of the assignee to the Company pursuant to, and in accordance with the provisions of this Agreement, no Member may withdraw from the Company prior to dissolution and winding up. If either Member shall withdraw from the Company in violation of the preceding sentence, then:

                  (1) Unless the remaining Member elects otherwise, the remaining Member shall, either alone or with others, continue the business of the Company;

                  (2) The withdrawn Member shall be liable to the remaining Member and to the Company for all damages resulting from the withdrawn Member's withdrawal;

                  (3) The withdrawn Member shall cease to be a member of the Company and shall cease to have any interest in, or any rights with respect to, the Company, the Project and any other property or asset of the Company or the business of the Company, and anything contained in this Agreement to the contrary notwithstanding, the withdrawn Member shall have no right to receive any distributions or other amounts from the Company or the remaining Member under any Section of this Agreement; however, the withdrawn Member shall nevertheless remain liable for all of its existing unperformed obligations to, or with respect to, the Company and/or the remaining Member and for its share of all existing liabilities of the company to third parties (to the extent, if at all, such Member was so liable); and

                  (4) The withdrawn Member shall be deemed to have renounced its Membership Interest and to have waived any right that it would otherwise have under this Agreement, the Act or otherwise to demand or receive any amounts from the Company or the remaining Member in respect of the value of its Membership Interest or otherwise, or to be indemnified against present or future Company liabilities, and the Company and the remaining Member shall have no obligation whatsoever to pay the withdrawn Member the value of its Membership Interest or any other amount or to indemnify it against any present or future Membership liabilities.

         b. If (and only if) the remaining Member elects not to continue the business of the Company, the Company shall be wound up and liquidated pursuant to the provisions of Article 8 hereof.

         7.06 OCCURRENCE OF A DISABILITY EVENT WITH RESPECT TO A MEMBER

         In the event of the occurrence of a Disability Event with respect to a Member, the Company shall dissolve; unless, within ninety (90) days thereafter, the remaining Member agrees to continue the business and affairs of the Company with the representative of the Disabled Member or Successor. If the remaining Member elects to continue the business and affairs of the Company pursuant to the provisions of this Section 7.06, then the representative of the Disabled Member or Successor, upon compliance with the provisions of Section 7.02 hereof, shall be admitted as a member in the Company and shall have all of the rights of the Disabled Member as a member in the Company to the extent of the Disabled Member's Membership Interest, subject to the terms, provisions and conditions of this Agreement.

         7.07 SUCCESSION BY INDIVIDUALS TO MEMBERSHIP INTERESTS OF MEMBERS

         In the event that any individual succeeds to the interest of any Member in accordance with the terms of this Agreement, then the interest of such individual Member in the Company, subject to the provisions of Section 7.02 hereof, may be:

                  (i) Assigned or disposed of by will or intestacy to or for the benefit of any member or members of the deceased Member's Immediate Family; or

                  (ii) Assigned during his lifetime or at his death to a Family Trust for such individual.

                                    ARTICLE 8

                           DISSOLUTION AND WINDING UP

         8.01 WINDING UP AND LIQUIDATION OF THE COMPANY

         Upon dissolution, the Company shall cease carrying on its business and affairs and shall commence the winding up of the Company's business and affairs and the liquidation of its assets (subject, in all respects, to the provisions of Section 4.19 hereof). Upon the winding up of the Company, the assets of the Company shall be distributed first to creditors to the extent permitted by law, in satisfaction of the Company's debts, liabilities and obligations and then to Members in accordance with the Members' Capital Accounts, determined after the allocation of all Profits, Losses, and items of income, gain, expense or loss. Such proceeds shall be paid to such Members within ninety (90) days after the date of winding up.

         8.02 CERTIFICATE OF DISSOLUTION

         After the affairs of the Company have been wound up and the Company terminated, a certificate of dissolution shall be executed and filed in the office of the Secretary of State for the State of Delaware.

                                   ARTICLE 9

                            MISCELLANEOUS PROVISIONS

         9.01 INDEMNIFICATION

         a. No Member nor any Designated Representative (each an "Indemnified Person") shall be liable, responsible or accountable in damages or otherwise to the Company or to any other Indemnified Person for (a) any act performed within the scope of the authority conferred on such Indemnified Person by this Agreement except for the gross negligence or willful misconduct of such Indemnified Person in carrying out its obligations hereunder, (b) the Indemnified Person's failure or refusal to perform any act, except those expressly required by or pursuant to the terms of this Agreement, (c) the Indemnified Person's performance of, or failure to perform, any act on the reasonable reliance on advice of legal counsel to the Company, (d) the negligence, dishonesty or bad faith of any agent, consultant or broker of the Company selected, engaged, retained and monitored with reasonable care, or (e) actions taken or omitted in bad faith by such Indemnified Person.

         b. In any threatened, pending or completed action, suit or proceeding, each Indemnified Person shall be fully protected and indemnified and held harmless by the Company against all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, proceedings, costs expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys' fees, costs of investigation, fines, judgments and amounts paid in settlement, actually incurred by the Indemnified Person in connection with such action, suit or proceeding) by virtue of its status as a Member or Designated Representative, as the case may be, or with respect to any action or omission taken or suffered that conforms to the standards for indemnity set forth in Section 9.01a. The indemnification provided by this Section 9.01b. shall be recoverable only out of the assets of the Company, and no Member shall have any personal liability on account thereof or be required to make any Capital Contributions for the sole purpose of satisfying such indemnification obligation. The Investment Committee shall have the right to cause the Company to obtain insurance to provide for coverage for an Indemnified Person to the extent that such coverage is permitted under this Section 9.01.

         9.02 NOTICES

         a. Any notice, election, demand, request, consent, approval, concurrence or other communication given or made under any provision of this Agreement shall be deemed to have been sufficiently given or made for all purposes if it is in writing and it is (i) delivered personally (or sent by facsimile) to the party to whom it is directed at the address set forth in the introductory paragraph of this Agreement or (ii) sent by first class mail, certified mail, return receipt requested, addressed to the party to whom it is directed, at its address set forth in the introductory paragraph of this Agreement, or (iii) sent by receipted overnight package delivery service, addressed to the party to whom it is directed, at its address set forth in the introductory paragraph to this Agreement. A Member may change its address for purposes of this Agreement by giving the other Member notice of such change in the manner herein before provided for the giving of notices. Copies of any notice, election, demand, request, consent, approval, concurrence or other communication given or made in accordance with this Section 9.02 a. shall be addressed and sent to:

         If to Ramco, to:                 c/o Ramco-Gershenson Properties Trust
                                          27600 Northwestern Highway, Suite 200
                                          Southfield, Michigan  40834
                                          Attn:  Chief Financial Officer

                                          with a copy to:

                                          Honigman Miller Schwartz and Cohn LLP
                                          32270 Telegraph Road, Suite 225
                                          Bingham Farms, Michigan  48025-2457
                                          Attn:  Alan M. Hurvitz, Esq.


         If to Investor, to:              Town Realty Co., LLC
                                          3330 Park Avenue
                                          Wantagh, New York  11973
                                          Attn.:  Milton Pashcow or Alan Pashcow

         b. Except as otherwise expressly provided in this Agreement, any such notice, election, demand, request, consent, approval, concurrence or other communication (i) given or made in the manner indicated in clause (i) of Section
9.02 a. hereof, shall be deemed to be given or made on the day on which it is delivered, (ii) given or made in the manner indicated in clause (ii) of Section
9.02 a. hereof, shall be deemed to be given or made on the fifth business day after the day on which it was deposited in a regularly maintained receptacle for the deposit of the United States' mail and (iii) given or made in the manner indicated by clause (iii) of Section 9.02 a. hereof, shall be deemed to be given or made on the second day after which it was delivered to the carrier.

         9.03 TERMS

         Nouns and pronouns will be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person or persons, firm or corporation may in the context require.

         9.04 ARTICLE AND SECTION HEADINGS

         The article and section headings in this Agreement are for identification only; they are not intended to interpret the intent of any of the provisions of this Agreement.

         9.05 ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement among the parties hereto and contains all of the agreements among said parties with respect to the subject matter hereof.

         9.06 SEVERABILITY

         If any provision hereof shall be judicially determined to be illegal, or if the application thereof to any person or in any circumstance shall, to any extent, be judicially determined to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or in circumstances other than those to which it has been judicially determined to be invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         9.07 AMENDMENT

         This Agreement may be amended or revoked at any time by a written agreement executed by both Members. No change or modification to this Agreement shall be valid unless in writing and signed by both Members.

         9.08 BINDING EFFECT

         Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and shall inure to the benefit of the parties hereto, and their respective distributees, heirs, successors and assigns.

         9.09 GOVERNING LAW

         This Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of Delaware.

         9.10 COUNTERPARTS

         This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same document.

         9.11 NO THIRD PARTY RIGHTS CREATED HEREBY

         The provisions of this Agreement are solely for the purpose of defining the interests of the Members, inter se; and no other individual, firm or entity (i.e., a party who is not a signatory hereto or a permitted successor to such signatory hereto) shall have any right, power, title, or interest by way of subrogation or otherwise, in and to the rights, powers, titles, and provisions of this Agreement.

         9.12 ADDITIONAL ACTS AND INSTRUMENTS

         Each Member hereby agrees to do such further acts and things and to execute any and all instruments necessary or desirable and as reasonably required in the future to carry out the full intent and purpose of this Agreement.

         9.13 DATE OF AGREEMENT

         For all purposes hereof, the date of execution of this Agreement shall be the last date on which this Agreement has been signed by the Members (which date shall be inserted by the last signatory in the first paragraph of this Agreement).

                                   ARTICLE 10

                                   DEFINITIONS

         10.01    DEFINITIONS

         For purposes of this Agreement, the following terms have the following respective meanings, unless the context clearly indicates a different meaning:

                  a. "Act" has the meaning specified in Recital A. of this Agreement.

                  b. "Adjusted Capital Account" has the meaning specified in
         Section 3.01d.(1) hereof.

                  c. "Adjusted Capital Contributions" means, with respect to each Member for each fiscal year of the Company, the sum of (i) and
         (ii), where (i) is the aggregate amount of cash actually contributed to the capital of the Company by such Member through and including the last day of the preceding fiscal year, and (ii) is the amount obtained by multiplying the aggregate amount of cash actually contributed to the capital of the Company by such Member during such fiscal year by a fraction, the numerator of which is the number of days remaining in such fiscal year when such cash was contributed to the Company denominator of which is the total number of days in such fiscal year.

                  d. "Adjusted Capital Distributions" means, with respect to each Member for each fiscal year of the Company, the sum of (i) and
         (ii), where (i) is the aggregate amount of cash actually distributed by the Company to such Member (except distributions pursuant to Sections
         3.02 a.(1), 3.02 a.(2), 3.03 a. (1) or 3.03 a. (2) hereof) prior to the first day of such fiscal year, and (ii) is the amount obtained by multiplying the aggregate amount of cash actually distributed by the Company to such Member (except distributions pursuant to Sections 3.02 a.(1), 3.02 a.(2), 3.03 a.(1) or 3.03 a.(2) hereof) during such fiscal year by a fraction, the numerator of which is the number of days remaining in such fiscal year on the date that such cash was distributed by the Company and the denominator of which is the total number of days in such fiscal year.

                  e. "Affiliate" means, with respect to any Member, any person (individual or entity, as the case may be) that, either directly or indirectly through one or more intermediaries, Controls, or is Controlled By or is under common Control with the person specified.

                  f. "Agreement" means this Limited Liability Company Agreement of Ramco/Shenandoah LLC, as the same may be amended from time to time.

                  g. "Applicable Percentage" means, with respect to each Member, the percentage set forth opposite such Member's name in column (3) on Exhibit A attached hereto.

                  h. "Assignment", "assign", "assignor", and "assignee", as used in Article VI hereof, shall have the respective meanings specified in
         Section 7.01 b. hereof.

                  i. "Buy Option" has the meaning specified in Section 4.19 b. hereof.

                  j. "Buy-Sell Option" has the meaning specified in Section 4.19
         a. hereof.

                  k. "Buy Price" has the meaning specified in Section 4.19 b. hereof.

                  l. "Capital Account" means a bookkeeping account maintained by the Company with respect to each Member, which shall be:

                           (1) credited with the amount of such Member's capital
                  contributions to the Company, such Member's distributive share of Profits, any items of income or gain that are allocated to such Member pursuant to Section 3.01 hereof, and the amount of any Company liabilities that are assumed by such Member or that are secured by any Company property distributed to such Member, and

                           (2) debited with the amount of cash, and the fair
                  market value of any Company property, distributed to such Member pursuant to any provision of this Agreement, such Member's distributive share of Losses, any items of expense or loss that are allocated to such Member pursuant to Section
                  3.01 hereof, and the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company.

                  In the event that a Member's Membership Interest or a portion thereof is transferred in accordance with the provisions of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the Membership Interest or portion thereof so transferred.

                  In the event that an asset of the Company is distributed to the Members in kind, the Capital Accounts of all Members shall be adjusted as if the Company were to have sold such asset for fair market value (recognizing a gain or loss) and distributed to each Member a share of the proceeds equal to be fair market value of the interest in such asset distributed to such Member.

                  The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Treasury Regulations, and shall be interpreted and applied in a manner consistent with such Regulations.

                  n. "Capital Call Notice" has the meaning specified in Section
         2.02 c. hereof.

                  o. "Capitalization Rate" has the meaning specified in Section
         4.19 c. hereof.

                  p. "Cash Disbursements" has the meaning specified in Section
         3.02 b.(2)(b) hereof.

                  q. "Cash Receipts" has the meaning specified in Section 3.02 b.(2)(a) hereof.

                  r. "Certificate" has the meaning specified in Section 1.01 hereof.

                  s. "Code" means the Internal Revenue Code of 1986, as amended.

                  t. "Company" has the meaning specified in Recital A. to this Agreement.

                  u. "Consideration Period" has the meaning specified in Section
         4.13 c. hereof.

                  v. "Control(s)" (and its correlative terms "Controlled By", "Under Common Control With" and "Controlling") means with respect to any Member, or other entity, possession by the applicable individual or individuals or entity or entities of the power, acting alone (or, solely among such individuals or entities, acting together), to designate and direct or cause the designation and direction of the management and policies thereof whether through the ownership of voting securities, by contract or otherwise.

                  w. "Defaulting Member" has the meaning specified in Section
         2.03. hereof.

                  x. "Disability Event" means, with respect to each Member, the dissolution, termination, cessation of existence, bankruptcy or insolvency of such Member.

                  y. "Disabled Member" means any Member with respect to whom a Disability Event has occurred.

                  z. "Distributable Cash Flow" has the meaning specified in
         Section 3.02 b. hereof.

                  aa. "Due Diligence Period" has the meaning specified in
         Section 4.13 f. hereof

                  bb. "Event of Default" has the meaning specified in Section
         2.03 a. hereof.

                  cc. "Family Trust" means with respect to an individual, a trust for the benefit solely of such individual or for the benefit of any member or members of his Immediate Family or for the benefit of such individual and any member or members of such individual's Immediate Family (for the purpose of determining whether or not a trust is a Family Trust, the fact that one or more of the beneficiaries (but not the sole beneficiary) of the trust includes a person or persons, other than a member of such individual's Immediate Family, entitled to a principal distribution if he, she, it, or they shall have survived the settlor of such trust, which distributions to be made of something other than a Membership Interest and/or includes an organization or organizations exempt from federal income tax pursuant to the provisions of Section 501(a) of the Code and described in Section 501(c)(3) of the Code shall be disregarded); provided, however, that in respect of transfers by way of testamentary or inter vivos trust, the trustee or trustees shall be solely such individual, a member or members of such individual's Immediate Family, a responsible financial institution, an attorney that is a member of the Bar of any State in the United States, or an individual or individuals approved by that Member or those Members than holding an aggregate Applicable Percentage of at least eighty percent (80%).

                  dd "Formation Date" has the meaning specified in Section 1.01 hereof.

                  ee "Immediate Family" means with respect to any individual, such individual's spouse (past or current), descendants (natural or adoptive), grandparents, parents, siblings of the whole or half blood, and descendents of parents of such individual's spouse (past or present).

                  ff "Inactive Member" has the meaning specified in Section 2.03
         d. hereof.

                  gg "Indemnified Person" has the meaning specified in Section
         9.01 a. hereof.

                  hh "Initial Acquisition Properties" means (to be decided by the parties).

                  ii "Investment Committee" has the meaning specified in Section
         5.02 a. hereof.

                  jj. "Investor" has the meaning specified in the introductory paragraph to this Agreement.

                  kk. "LIBOR Rate" shall mean the rate per annum (rounded upwards, if necessary, to the nearest 1/32nd of one percent) as determined on the basis of the offered rates for deposits in Dollars, for the period of time comparable to such Interest Period which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two (2) LIBOR Business Days (i.e., any day(s) on which commercial banks are open for international business (including dealings in Dollar deposits) in London) preceding the first day of such Interest Period; provided, however, if the rated described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR Rate shall be the rate (rounded upwards as described above, if necessary) for deposits in Dollars for a period substantially equal to the Interest Period on the Reuters Page "LIBO" (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11 a.m. (London Time), on the day that is two (2) LIBOR Business Days prior to the beginning of such Interest Period. If both the Telerate and Reuters systems are unavailable, then the rate for that date will be determined on the basis of the offered rates for deposits in Dollars for a period of time comparable to such Interest Period which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two
         (2) LIBOR Business Days preceding the first day of such Interest Period as selected by Manager. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided, the rate for the date will be determined on the basis of the rates quoted for loans in Dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. (New York City time), on the day that is two
         (2) LIBOR Business Days preceding the first day of such Interest Period. In the event the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of Agent, then for any period during which such Reserve Percentage shall apply, the LIBOR Rate shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

                  ll. "LIBOR Reference Rate" shall mean the LIBOR Rate at any time applicable plus 450 basis points.

                  mm. "Major Business Decisions" has the meaning specified in
         Section 5.02 a. hereof.

                  nn. "Manager" has the meaning specified in Section 5.01 a. hereof.

                  oo. "Maximum Required Aggregate Contribution" has the meaning specified in Section 2.02 a. hereof.

                  pp. "Member" shall refer to any person designated as a member of the Company on Exhibit A attached hereto, or any successor in interest admitted as a member pursuant to the provisions of this Agreement, and "Members" shall refer to both Members collectively.

                  qq.

                  rr. "Membership Interest" means, with respect to each Member,
         (i) such Member's entire interest in the Company, and the property, assets and capital thereof, and (ii) the share of the Profits, Losses, items of income, gain, expense or loss and distributions of the Company allocable to such Member under the provisions of this Agreement.

                  ss. "Net Adjusted Capital Contributions" means, with respect to each Member for each fiscal year of the Company, the Adjusted Capital Contributions with respect to such Member for such fiscal year less the Adjusted Capital Distributions with respect to such Member for such fiscal year, but not less than zero.

                  tt. "Net Operating Income" has the meaning specified in
         Section 4.19 c. hereof.

                  uu. "Net Sale or Refinancing Proceeds" has the meaning specified in Section 3.03b. hereof.

                  vv. "Nondefaulting Member" has the meaning specified in
         Section 2.03 a. hereof.

                  ww. "Offeree" has the meaning specified in Section 4.19 b. hereof.

                  xx. "Offer Price" has the meaning specified in Section 4.19 b. hereof.

                  yy. "Offeror" has the meaning specified in Section 4.19 b. hereof.

                  zz. "Omitted Contribution" has the meaning specified in
         Section 2.03 a. hereof.

                  aaa. "Option Exercise Date" has the meaning specified in
         Section 4.19 a. hereof.

                  bbb. "Preliminary Investment Opportunity Notice" has the meaning specified in Section 4.13 e. hereof.

                  ccc. "Profit" and "Loss" each has the meaning specified in
         Section 3.01d.(2) hereof.

                  I'ddd. "Project" has the meaning specified in Section 1.03 hereof.

                  eee. "Preferred Return" means, with respect to each Member for each fiscal year of the Company, an amount of Cash Flow with respect to such fiscal year equal to sixteen (16%) percent (adjusted in an appropriate manner, as determined by the Investment Committee, with respect to any short fiscal year) of the Net Adjusted Capital Contributions of such Member with respect to such fiscal year. The Preferred Return shall not be compounded. The Preferred Return shall be cumulative, such that if the Cash Flow or Net Sale or Refinancing Proceeds with respect to any fiscal year of the Company shall be insufficient to cover the full amount of the Preferred Return with respect to such Member for such fiscal year together with the unpaid portion of the Preferred Return with respect to such Member for each prior fiscal year of the Company, then the unpaid portion of the Preferred Return with respect to such Member for such fiscal year and each prior fiscal year of the Company shall be carried forward to the succeeding fiscal year, and from fiscal year to fiscal year, and shall be paid out of, and to the extent of, the first available Cash Flow or Net Sale or Refinancing Proceeds, as provided in this Section 10.01 aaa., and in Section 3.02 a. (2) and Section 3.03 a. (2) hereof, as the case may be.

                  fff. "Ramco Member" shall mean the entity specified in the introductory paragraph to this Agreement.

                  ggg. "Regulations" has the meaning specified in Section 3.01d.(3) hereof.

                  hhh. "Regulatory Provisions" has the meaning specified in
         Section 3.01 c. hereof.

                  iii. "RGI" has the meaning specified in Section 4.15 a.
         hereof.

                  jjj. "Sell Option" has the meaning specified in Section 4.19
         b. hereof.

                  kkk. "Sell Price" has the meaning specified in Section 4.19 b. hereof.

                  lll. "Successor" means, with respect to a Disabled Member, such Disabled Member's successor(s) in interest, personal representative(s) heirs at law, legatee(s), or estate.

                  mmm. "Tax Matters Partner" has the meaning specified in
         Section 6.03 hereof.

                  nnn. "Termination Date" has the meaning specified in Section
         1.05 b. hereof.

                  ooo. "Town Realty -- Pashcow Group" means the children and grandchildren or other relatives who are limited partners or beneficiaries of the respective family partnerships organized by Bernard Pashcow or Milton Pashcow, the beneficiaries of the member trusts of Nassau Capital LLC, and any persons who are trustees or controlling persons of any such trusts or family partnerships.

                  ppp. "Triggering Control Change" means any event the result of which is either (i)(-1-) that Ramco (or its Affiliate) no longer owns or Controls its Membership Interest in the Company or (-2-) that none of the current Controlling persons (or any Affiliate thereof) of Ramco's general partner any longer Controls such general partner, or
         (ii) (-1-) that Town Realty Co., LLC no longer owns or controls its Membership Interest in the

         Company or (-2-) that the Town Realty - Pashcow Group no longer Controls Town Realty Co., LLC.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives effective as of the date first above written.

                               "INVESTOR"

                               TOWN REALTY CO., LLC,
                               a New York limited liability company


                               By:
                                   ---------------------------------------------

                                   Its:
                                        ----------------------------------------


                               "RAMCO"

                               RAMCO-GERSHENSON PROPERTIES, L.P.,
                               a Delaware limited partnership

                               By: Ramco-Gershenson Properties Trust,
                                   a Maryland real estate investment trust
                                   Its general partner


                                   By:
                                       -----------------------------------------

                                   Its:
                                        ----------------------------------------

                    ACCEPTANCE BY DESIGNATED REPRESENTATIVES


         The undersigned, Milton Pashcow, hereby accepts the appointment as the designated representative of Investor pursuant to Section 4.11a hereof and acknowledge and agree that he may only resign as the designated representative of Investor in accordance with the procedures set forth in Section 4.11a hereof.



                                        ----------------------------------------
                                        MILTON PASHCOW



         The undersigned, Dennis Gershenson, hereby accepts the appointment as the designated representative of Ramco pursuant to Section 4.11b hereof and acknowledge and agree that he may only resign as the designated representative of Investor in accordance with the procedures set forth in Section 4.11b hereof.



                                        ----------------------------------------
                                        DENNIS GERSHENSON

                                    EXHIBIT A
                          INITIAL CAPITAL CONTRIBUTIONS
                             AND PERCENTAGE INTEREST

                  (1)                                    (2)                                    (3)
                Member                       Initial Capital Contribution              Applicable Percentages
                ------                       ----------------------------              ----------------------
1.       Investor                                     $2,570,000                                 60%

2.       Ramco                                        $1,713,333                                 40%

                                    EXHIBIT B

                        MANAGEMENT AND LEASING AGREEMENT